UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 18, 2008

ZIOPHARM Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-32353	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas, 19th Floor
New York, NY 10036
(Address of principal executive offices) (Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Dr. Jonathan Lewis, M.D., Ph. D.

On January 18, 2008, the Company entered into a new employment agreement with Dr. Jonathan Lewis, the Company’s Chief Executive Officer. The Company’s prior agreement with Dr. Lewis expired on January 8, 2008 but continued to govern pending execution of the new agreement. The parties agreed that upon execution, the new agreement would be retroactive to the expiration date of the prior agreement. The new agreement, which the parties agreed will be retroactive to January 8, 2008, has a three year term. Under the new agreement, Dr. Lewis receives an annual base salary of $420,000, which is subject to increase at the discretion of the Board of Directors based on an annual review. In addition, Dr. Lewis is eligible to receive an annual bonus based on his performance as determined by the Board of Directors. The target amount of the annual performance bonus is $300,000 and the actual amount to be received will be based on the achievement of certain performance goals to be agreed upon by Dr. Lewis and the Company’s compensation committee for each calendar year. Dr. Lewis is also eligible to receive an additional annual discretionary bonus in such amounts determined by the Board of Directors.

Dr. Lewis is eligible for reimbursement of reasonable out-of-pocket expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses, as well as for medical licensing fees, professional dues and memberships, journal subscriptions and up to $10,000 per year in costs associated with certain corporate consultants retained by Dr. Lewis. In addition, the Company has agreed to reimburse Dr. Lewis for premiums on life insurance policies having aggregate coverage limits of up $800,000 and premiums on disability insurance policies covering Dr. Lewis in amounts up to $20,000 per month.

In connection with entering into the new employment agreement, the Company granted Dr. Lewis an award of restricted stock in the amount of 100,000 shares. The restricted stock award is governed by an agreement that prohibits Dr. Lewis from transferring the restricted shares and provides that the shares will be forfeited without consideration if Dr. Lewis’s employment with the Company is terminated. The transfer restrictions and forfeiture obligations are scheduled to lapse in three equal annual installments on January 8, 2009, January 8, 2010 and January 8, 2011. Dr. Lewis will also be eligible to receive additional equity awards as determined by the Board of Directors in its sole discretion from time to time.

The employment agreement provides that Dr. Lewis will continue to receive his base salary, benefits and a pro rata portion of his target performance bonus for a period of one year if he is terminated by the Company for a reason other than death, disability or “Cause,” or if Dr. Lewis resigns for “Good Reason,” each as defined in the employment agreement. In connection with any such termination, the pro rata potion of Dr. Lewis’s performance bonus will be based on the number of days Dr. Lewis has been employed by the Company during the year of termination. In the event Dr. Lewis’s employment is terminated without “Cause” prior to and in connection with a “Change in Control,” or within 18 months thereafter, he will continue to receive his base salary and benefits for a period of two years following such termination and will also receive the greater of the amount of his performance bonus for the year of termination or the average of the amounts received as a performance bonus under the new employment agreement or guaranteed bonus under the previous employment agreement for the two years preceding the year of termination. If Dr. Lewis’s employment is terminated as a result of death or disability, Dr. Lewis (or his estate, as applicable) will receive his base salary for a period of one year following the date of termination. Upon occurrence of any of the above termination events, all stock options and restricted stock grants scheduled to vest by the end of the calendar year in which such termination occurs will be accelerated and deemed to vest as of the termination date.

The employment agreement provides that Dr. Lewis will not compete with the Company, or solicit employees, clients or customers of the Company, for twelve months after the termination of his employment with the Company; provided, however, that the Company will be obligated to pay Dr. Lewis his base salary and his performance bonus (based on Dr. Lewis’s average performance bonus received for the prior two years) if the Company desires such non-competition and non-solicitation provisions to have effect following expiration of the employment agreement without renewal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.:
(Registrant)

Date: January 23, 2008	By:	/s/ Richard E. Bagley
Richard E. Bagley, President and Chief Financial Officer